Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, Uranium Energy Corp. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, being the Company’s shares of common stock (the “Common Shares”).

Description of Common Shares

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, as amended, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.

Authorized Capital Shares

We are authorized to issue 750,000,000 common shares with a par value of $0.001 per share.

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Dividend and Liquidation Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

Upon liquidation, dissolution or winding up of our Company, the holders of our common shares are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors.

Other Rights and Preferences

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Listing

The trading market for the Common Shares is the NYSE American under the trading symbol “UEC.”